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                                                                     EXHIBIT 5.1

To:  Noble Corporation
P.O. Box 309GT
Ugland House
South Church Street
Grand Cayman
Cayman Islands


29 July, 2003


Dear Sirs,

RE: NOBLE CORPORATION (THE "COMPANY")

We have acted as Cayman Islands counsel to the Company in connection with the registration of 5,000,000 Ordinary Shares, par value US $0.10 per share (the "Shares"), of the Company by Registration Statement on Form S-8 (the "Registration Statement") filed under the U.S. Securities Act of 1933 for the Noble Corporation 1991 Stock Option and Restricted Stock Plan (the "Plan").

1        DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1 the Certificate of Incorporation and Memorandum and Articles of Association of the Company as registered or adopted on 12 February, 2002;

1.2 the minutes of the meetings of the Board of Directors of the Company held on 8 March, 2002 and 25 July, 2003 and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3 a Certificate of Good Standing issued by the Registrar of Companies (the "Certificate of Good Standing");

1.4 a certificate from an officer of the Company the form of which is annexed hereto (the "Officer's Certificate"); and

1.5      the Plan.



I-1      ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Officer's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:


2.1 copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.2      all signatures, initials and seals are genuine;

2.3 the Company will receive money or money's worth (the "Consideration") in consideration for the issue of the Shares, and that none of the Shares will be issued for less than par value; and

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2.4      there is nothing under any law (other than the law of the Cayman
         Islands) which would or might affect the opinions hereinafter appearing.

II-1     OPINION

Based upon, and subject to, the foregoing assumptions and having regard to such legal considerations as we deem relevant, we are of the opinion that when issued and sold pursuant to the provisions of the Plan for the consideration fixed pursuant thereto and registration of the Shares in the Company's Register of Members, the Shares will be validly issued and (assuming that all of the Consideration is received by the Company) will be fully paid and non-assessable.

This opinion is given as of the date shown and may not be relied upon as of any later date. This opinion is given to you solely for use in connection with the filing of the Registration Statement.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


Yours faithfully,

/s/ MAPLES AND CALDER
------------------------------
MAPLES and CALDER


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                                NOBLE CORPORATION
                                 P.O. Box 309 GT
                          Grand Cayman, Cayman Islands


                                                                   __ July, 2003



To: Maples and Calder
P.O. Box 309GT
Ugland House
South Church Street
Grand Cayman
Cayman Islands


Dear Sirs,

NOBLE CORPORATION (THE "COMPANY")

I, Julie J. Robertson, being an officer of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1 The Memorandum and Articles of Association of the Company as registered on 12 February, 2002 remain in full force and effect and are unamended.

2 The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges.

3 The minutes of the meeting of the board of directors held on 8 March, 2002 and 25 July, 2003 (the "Meetings") are a true and correct record of the proceedings of the Meetings, which were duly convened and held, and at which a quorum was present throughout.

4 The members of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting the registration of the additional ordinary shares of the Company.

5 The resolutions set forth in the minutes of the Meetings were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

6 The directors of the Company at the date of the Meeting held on 8 March, 2002 were as follows:

           James C. Day
           Robert D. Campbell
           Julie J. Robertson (appointed during the Meeting on 8 March, 2002)

and the directors of the Company at the date of the Meeting held on 25 July, 2003 were as follows:

           James C. Day
           Michael A. Cawley
           Lawrence J. Chazen
           Luke R. Corbett
           Marc E. Leland
           Jack E. Little
           William A. Sears

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7 The Minute Book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the members and directors (or any committee thereof) (duly convened in accordance with the Articles of Association) and all resolutions passed at the meetings, or passed by written consent as the case may be.

         I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.




---------------------------------------
Julie J. Robertson,
Senior Vice President - Administration
   and Secretary